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                           SCHEDULE 14A INFORMATION


          Filed by the Registrant [ ]
          Filed by a Party other than the Registrant [X]


          Check the appropriate box:

          [ ]  Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
          [ ]  Definitive Proxy Statement
               Definitive Additional Materials
          [X]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                          WALLACE COMPUTER SERVICES, INC.
          .................................................................
                   (Name of Registrant as Specified In Its Charter)

                              GUY P. WYSER-PRATTE
          .................................................................
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


          Payment of Filing Fee (Check the appropriate box):

          [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
               14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
          [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
          [ ]  Fee computed on table below per Exchange Act Rules
               14a-6(i)(4) and 0-11.

               1) Title of each class of securities to which transaction applies:

          .................................................................

               2) Aggregate number of securities to which transaction applies:

          .................................................................

               3)  Per unit price or other underlying value of transaction
          computed   pursuant to Exchange Act Rule 0-11 (Set forth the
          amount on which the filing fee is calculated and state how it was determined):

          .................................................................

               4)  Proposed maximum aggregate value of transaction:

          .................................................................

               5)  Total fee paid:

          .................................................................

          [X]  Fee paid previously with preliminary materials.
          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)   Amount Previously Paid:

          .................................................................

               2)   Form, Schedule or Registration Statement No.:

          .................................................................

               3)   Filing Party:

          .................................................................

               4)   Date Filed:

          .................................................................



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                      [LETTERHEAD OF HOWARD, DARBY & LEVIN]


                                                          September 30, 1996

MEMORANDUM TO: Guy P. Wyser-Pratte
               (Wyser-Pratte & Co. Inc.)

            RE: CONSISTENCY OF PROPOSED BY-LAW WITH WALLACE GOVERNING
                INSTRUMENTS AND DELAWARE LAW
                -----------------------------------------------------


                   You recently filed preliminary proxy materials with the Securities and Exchange Commission in connection with several proposals you intend to submit for a shareholder vote at the 1996 annual meeting of Wallace Computer Services, Inc. ("Wallace" or the "Company"). One of those proposals would amend the by-laws to require the board of directors to terminate defensive measures against a qualified cash tender offer after ninety days, unless the stockholders approved the Board's policy of opposition to such offer (the "Shareholder Rights By-law"). The preliminary proxy materials state that you have made this proposal because you believe that if an offer is made to a company's stockholders to acquire their shares, the stockholders, not the board of directors, should have the ultimate decision on whether to accept the offer.

                   We have prepared this memorandum at your request to review the legal authority that is relevant to the validity of the Shareholder Rights By-law. The discussion of the Shareholder Rights By-law in management's preliminary proxy materials (based on an earlier version of the By-law) claims that the By-law is "invalid" and states that if the By-law is adopted by stockholders, "the By-law amendment will not be given any effect by the Company." We disagree with management's statement about the validity of the Shareholder Rights By-law, and we believe that management does not have an adequate basis for its position that the Company will give the By-law no effect if it is adopted by stockholders. In fact, while the Delaware courts have never considered the



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validity  of such a by-law,  there is strong  support  for its  validity  in the language of the Delaware General Corporation Law and the Company's certificate of incorporation and by-laws, as well as in certain decisions of the Delaware courts.

               Section 109(a) of the Delaware General Corporation Law gives stockholders the power to "adopt, amend or repeal bylaws." Section 109(b) states:

               "The bylaws may contain any provision, not inconsistent with law or with the certificate of incorporation, relating to the business of the corporation, the conduct of its affairs, and its rights or powers OR THE RIGHTS OR POWERS OF ITS STOCKHOLDERS, DIRECTORS, officers or employees." (emphasis added).

               The only case we have found in which a Delaware court has considered the validity of by-laws, adopted by stockholders, that limit a board's ability to take defensive action is FRANTZ MANUFACTURING CO. V. EAC INDUS., 501 A.2d 401 (Del. Supr. 1985). In FRANTZ, the court validated by-laws adopted by stockholders requiring, among other things, "that all directors be present for a quorum at a board meeting and that a unanimous vote of directors is necessary for all action taken by the board and its committees." The stockholders adopted those by-laws in order to prevent the board of directors from issuing stock to an employee stock ownership plan, which would have diluted the holdings of a stockholder who had recently acquired a 51% position and would have blocked the stockholder from taking control of the corporation. SEE ALSO BURR V. BURR CORP., 291 A.2d 409 (Del. Ch. 1972) (validating shareholder-adopted by-laws increasing the number of directors, permitting majority shareholders to fill the newly-created directorships and permitting directors to call special meetings on two-days notice); SECURITIES AND EXCHANGE COMMISSION V. TRANSAMERICA CORP., 163 F.2d 511, 517 (3rd Cir. 1947) (affirming SEC position that, under Delaware law, stockholders properly could propose by-law requiring employment of independent auditors).

               We have reviewed the Delaware General Corporation Law and the Company's certificate of incorporation and by-laws and have not discovered any



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provisions that bar  stockholders  from adopting the Shareholder  Rights By-law.
Interestingly, Article Tenth of the certificate of incorporation --- adopted "for the purpose of creating, defining, limiting and regulating the powers of the corporation, the Board of Directors and the stockholders,"--- limits the powers that stockholders would otherwise have to amend certain sections of the By-laws; none of those limitations, however, curtails the stockholders' powers to adopt the Shareholder Rights By-law.

               Management's preliminary proxy materials claim to find support for their views in Section 141(a) of the Delaware General Corporation Law which states: "The business and affairs of every corporation organized under this chapter shall be managed by or under the direction of a board of directors, EXCEPT AS MAY BE OTHERWISE PROVIDED IN THIS CHAPTER or in its certificate of incorporation. "(emphasis added). The Shareholder Rights By-law does not appear to be in conflict with Section 141(a) for two reasons. First, Section 141(a)'s grant of authority to the board of directors over the business and affairs of the corporation is qualified by the phrase "except as may be otherwise provided in this chapter or in its certificate of incorporation." This savings clause defers to the authorization in Section 109 for stockholders to adopt by-laws, such as the Tender Offer By-law, which relate to the rights and powers of stockholders and directors. Second, any reading of Section 141(a) that invalidated the Shareholder Rights By-law would make meaningless the broad grant of authority in Section 109 for stockholders to adopt by-laws relating to the rights or powers of stockholders and directors. Section 3.1 of the Company's existing by-laws, implementing Section 141(a), anticipates regulation of board of directors' authority, providing that the Company's business is to be managed by the board of directors, "except as may otherwise be required by law, by the Certificate of Incorporation OR BY THESE BY-LAWS" (emphasis added).

               Delaware case law dealing with the fiduciary duties of boards of directors does not require a different result. It is true that courts interpreting Delaware law have in certain cases, based on the particular facts presented, upheld reasonable defensive measures adopted by directors who, in good faith and upon reasonable investigation,




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believed  that  a  hostile  offer  posed  a  danger  to  corporate   policy  and
effectiveness, even though a majority of the stockholders may have tendered their shares. SEE, E.G., MOORE CORP. LTD. V. WALLACE COMPUTER SERV., INC., 907
F. Supp. 1545 (D. Del. 1995); UNITRIN, INC. V. AMERICAN GEN. CORP., 651 A.2d 1361 (D. Del. 1995); PARAMOUNT COMMUNICATIONS, INC. V. TIME, INC., 571 A.2d 1140 (Del. 1989); UNOCAL CORP. V. MESA PETROLEUM CO., 493 A.2d 946 (Del. 1985). However, each of those cases focused on whether the directors had met their fiduciary duties to the company's stockholders in the face of a hostile offer. In none of those instances was the board's discretion limited by a by-law previously adopted by stockholders pursuant to their powers under Section 109(b), nor did the court consider the stockholders' authority to adopt such a by-law.

               By contrast, the Shareholder Rights By-law utilizes the stockholders' powers under Section 109(b) to change prospectively the framework within which the board exercises its fiduciary duties with respect to certain qualified cash tender offers. The By-law would set a time limit on certain defensive actions by the Board unless approved by stockholders. This time limit would be separate and distinct from the Board's fiduciary duties under Delaware case law; and the Board would not be excused from compliance with the By-law merely because it had met the requirements of UNOCAL or any other case relating to fiduciary duties. In fact, it is inherent in the Delaware scheme of corporate law that while the board is entitled to exercise its judgment in responding to a tender offer or other takeover bid, its judgment must be exercised within the framework of statutes, charter provisions and by-laws which in certain instances limit the actions that directors may take even when the directors believe that their chosen course of action is in the best interests of stockholders. It is important to note that the Shareholder Rights By-law does not contain a flat prohibition against defensive actions by the board, but allows the board a ninety-day period to convince shareholders that defensive actions are in their best interests.

                                                       Howard, Darby & Levin



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                                    * * * * *

The foregoing is a legal memorandum provided to Guy P. Wyser-Pratte in connection with his solicitation of proxies to be voted at the Wallace Computer Services, Inc. Annual Meeting of shareholders.

                             PARTICIPANT INFORMATION

Mr. Wyser-Pratte is the owner of 8,000 shares of Wallace common stock and may be deemed to be the beneficial owner of an additional 1,049,000 common shares. Together, these shares account for approximately 2.3% of Wallace's outstanding common shares. Mr. Wyser-Pratte's nominees for election to the Wallace Board, Messrs. William M. Frazier and W. Michael Frazier, are the respective beneficial owners of 1,000 and 600 shares. Eric Longmire, of Wyser-Pratte, is also a participant in this solicitation.